Exhibit 10.1

LOAN AGREEMENT

Dated as of June 29, 2015

by and between

FIRST ACCEPTANCE CORPORATION,

as the Borrower

and

The Persons Listed on schedUle 1,

as the Lenders

THIS LOAN AGREEMENT, dated as of June 29, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and between FIRST ACCEPTANCE CORPORATION, a Delaware corporation (the “Borrower”) and the parties signatory hereto as lenders and identified on Schedule 1 hereto (together with their permitted successors and assigns, each a “Lender” and collectively, the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of term loans to the Borrower on the terms and conditions set forth herein in the aggregate principal amount of $30,000,000 (the “Term Loans”) on the date upon which the conditions set forth in Section 8 are satisfied in a manner reasonably acceptable to, or waived by, the Lenders (such date, the “Closing Date”);

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

Section 1.Certain Definitions.  As used herein, the following terms have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10.0% or more of the Voting Stock for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Stock or by contract or otherwise.

“Agreement” has the meaning assigned in the preamble.

“Acquisition” means the acquisition contemplated by and pursuant to the Asset Purchase Agreement.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of April 27, 2015, by and among Titan Insurance Services, Inc., Titan Auto Insurance of New Mexico, Inc. and Acceptance Insurance Agency of Tennessee, Inc.

“Borrower” has the meaning assigned in the preamble.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and any debt securities convertible into such equity.

“Change of Control” means any of the following events:

(1)    any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act), directly or indirectly, in the aggregate at least a majority of the Voting Stock of the Borrower;

(2)    the date the Continuing Directors cease for any reason to constitute a majority of the board of directors of the Borrower then in office; or

(3)    the adoption of a plan relating to the liquidation or dissolution of the Borrower.

“Closing Date” has the meaning assigned in the recitals.

“Continuing Directors” means individuals who on the Closing Date constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved).

“Default” means a condition that, after written notice or lapse of time or both, would constitute an Event of Default.

“Event of Default” or “Events of Default” has the meaning assigned in Section 12.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (i) Taxes imposed on or measured by a Lender’s net income (however denominated) by a Governmental Authority of a jurisdiction (or any political subdivision thereof) as a result of the Lender being organized in, having its principal office in, having its lending office in, having a present or former connection with (other than connections arising solely as a result of such Lender having become a party to, performed its obligations under, received payments under or engaged in any other transaction pursuant to this Agreement) or otherwise doing business in (other than solely as a result of the Borrower’s activities) such jurisdiction, (ii) U.S. federal withholding Taxes imposed pursuant to a law in effect on the date on which a Lender (A) acquires its interest in the applicable Term Loan or (B) changes its lending office, (iii) U.S. federal withholding Taxes attributable to a Lender’s failure to timely provide a valid IRS Form W-9 or IRS Forms W-8, as applicable, to obtain a Tax exemption or reduction to which it would otherwise have been entitled, or (iv) U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986 as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Gross-Up Payment” has the meaning assigned in Section 7.

“Lender” and “Lenders” have the meaning assigned in the preamble.

“Loan Documents” means this Agreement, together with any other agreement, schedule, exhibit or certificate delivered in connection herewith.

“Maturity Date” means the earliest to occur of (i) the date that is the 10 year anniversary of the Closing Date, provided that, if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day and (ii) the date payment of the aggregate principal amount of the then outstanding Term Loan is accelerated in accordance with the terms hereof.

“Obligations” means all amounts owing under the Loan Documents (including, without limitation, the Term Loans) by the Borrower, whether existing on the date hereof or hereinafter incurred or created and shall include the principal of, interest on, fees, costs, expenses and other charges owing in respect of, such amounts (including, without limitation, any attorneys’, accountants’, financial advisors’ and other fees, costs and expenses that are chargeable or reimbursable under the Loan Documents and including any interest accrued after the commencement of any insolvency proceeding), and any obligations in respect of indemnity claims, whether contingent or otherwise.

“Payment” has the meaning assigned in Section 7.

“Permitted Holders” means collective reference to: Gerald J. Ford and his Affiliates (other than portfolio companies), related estate planning and charitable trusts and vehicles and his family members, and upon Gerald J. Ford’s death, (x) any Person who was an Affiliate of Gerald J. Ford upon his death, and that upon his death directly or indirectly owned Equity Interest in the Borrower and (y) Gerald J. Ford’s’s heirs, executors and/or administrators.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Ratable Share” means, as to any Lender, (a) prior to the funding of the Term Loans on the Closing Date, the percentage determined by dividing its commitment to make advances hereunder, as set forth on Schedule 1 hereto, by the aggregate commitment of all Lenders to make advances hereunder, as set forth on Schedule 1 hereto and (b) upon and following the funding of the Term Loans on the Closing Date, the percentage determined by dividing the Term Loans of such Lender outstanding at such time by the aggregate Term Loans of all Lenders outstanding at such time.

“Required Lenders” means, at any time, Lenders having Term Loans that taken together represent more than 50% of the sum of all Term Loans outstanding.

“Subordinated Guarantee” means that certain Guarantee Agreement, dated as of June 15, 2007, by the Borrower for the benefit of Holders (as defined therein) from time to time of the Preferred Securities (as defined therein) of First Acceptance Statutory Trust I.

“Subordinated Indenture” means that certain Junior Subordinated Indenture, dated as of June 15, 2007, between the Borrower and Wilmington Trust Company, as Trustee.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning assigned in the recitals.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

References herein to a provision of law or statutory enactment are (unless the context otherwise requires) a reference to that provision or enactment as amended or re-enacted.

Section 2.Term Loan.

(a)Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender hereby agrees to advance to Borrower its Ratable Share of Term Loans in an aggregate principal amount (for all Lenders) not to exceed $30,000,000.  The advance of Term Loans shall be made to the Borrower by wire transfer of immediately available funds to an account designated by the Borrower.  Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed. The commitment of each Lender hereunder shall terminate on the earlier of (a) 5:00 p.m. New York City time on August 1, 2015 and (b) the Closing Date after the making of such Lender’s advance on such date.

Section 3.Interest.  Interest shall be payable quarterly, in arrears, on each September 30, December 31, March 31 and June 30 after the Closing Date (the “Interest Payment Dates”) and on the Maturity Date.  Interest on the aggregate outstanding principal amount of the Term Loans (as outstanding, advanced and/or repaid from time to time) shall accrue from the Closing Date, or from the most recent Interest Payment Date for which the applicable interest payment has been made, until the principal amount of the Term Loans are paid in full, at a rate of 8.0% per annum and shall be computed on the basis of a year of 365/366 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  In the case of any overdue amounts of principal or interest, the Borrower shall pay interest on such overdue amounts, on demand by the Required Lenders, at a rate per annum equal to the ordinary interest rate provided above plus an additional 2.0% per annum.

Section 4.Payments.  On each Interest Payment Date, the Borrower hereby unconditionally promises to pay to the Lenders the aggregate accrued, unpaid interest hereunder to such date, in full in cash. On the Maturity Date, the Borrower hereby unconditionally promises to pay to the Lenders the aggregate outstanding principal amount of the Term Loans and all accrued, unpaid interest thereon, in full in cash.

Section 5.Use of Proceeds.  Upon receipt of the Term Loans hereunder, the full proceeds thereof will be used by the Borrower to make a capital contribution to Acceptance Insurance Agency of Tennessee, Inc., its wholly owned subsidiary, which shall in turn use the proceeds of such capital contribution solely to pay the purchase price pursuant to the Asset Purchase Agreement.

Section 6.Prepayments.

(a)From the Closing Date until the first anniversary thereof, the Borrower shall not have the right to prepay the Term Loans, other than as set forth in Section 6(b). On or after the first anniversary of the Closing Date, the Borrower shall have the right at any time to prepay the Term Loans in whole or in part, in cash, without premium or penalty upon written notice to the Lenders.

(b)If (a) the Acquisition is not consummated on or before 11:59 p.m. New York City time on August 2, 2015 (the “Outside Date”) or (b) the Acquisition Agreement is terminated in accordance with its terms prior to the consummation of the Acquisition (the earlier to occur of the Outside Date and the date of such termination, the “Repayment Trigger Date”), then the Borrower shall repay the Term Loans in full in cash, without premium or penalty, together with all accrued and unpaid interest thereon to the date of repayment, by the date that is three (3) Business Days following the occurrence of the Repayment Trigger Date.

(c)Prepayments made in accordance with this Section 6 shall be applied first, to the payment of fees, expenses and indemnification obligations to the Lenders, ratably as their interests may appears, second, to the payment of all accrued and unpaid interest owing to the Lenders, ratably as their interests may appear, and third, to reduce the remaining principal amount of the Term Loans held by each Lender, ratably as their interests may appear.

Section 7.General Provisions Regarding Payments.  Cash payments received that are insufficient to pay amounts then due shall be applied first to payment of fees, expenses and indemnification obligations to the Lenders, second, to the payment of all accrued and unpaid interest and third, to reduce the remaining principal amount of the Term Loans.  The Borrower will pay all amounts due under any Loan Document free and clear of and without reduction for any Taxes (other than Excluded Taxes) except as required by applicable law, and without set-off or counterclaim, in U.S. dollars.  All payments due hereunder shall be made on the due date thereof no later than 2:00 p.m., New York, New York. Any payment received by the applicable Lender after 2:00 p.m., New York, New York time, on any day, will be deemed to have been received on the following Business Day. If the Borrower determines in good faith that any payment under the Loan Documents (a “Payment”) would be or is subject to any deduction, withholding or offset due to any Tax (other than any Excluded Tax) by applicable law, the Borrower shall, in addition to all sums otherwise payable hereunder, pay to the applicable Lender an additional amount in cash (a “Gross-Up Payment”) such that after all such Taxes such Lender  actually receives an amount of Gross-Up Payment equal to the Taxes (other than any Excluded Taxes) imposed upon the Payment (i.e., the Lender receives a net amount equal to the Payment).  The Borrower shall timely remit such Taxes to the applicable Governmental Authority and shall provide evidence of such payment to the Lenders within ten (10) days of making such payment.

Section 8.Conditions Precedent.  The obligation of the Lenders to advance the Term Loans hereunder is subject to the satisfaction, as of the time of each such advance and in any event no later than August 1, 2015, of the following conditions precedent, in each case, in a manner reasonably acceptable to the Lenders:

(a)Loan Agreement.  This Agreement shall have been duly executed and delivered by a duly authorized officer of the Borrower and shall be in full force and effect.

(b)Representations and Warranties.  The representations and warranties in Section 9 shall be true and correct in all respects.

(c)[Reserved].

(d)No Default.  No Default or Event of Default shall have occurred and be continuing or would result after giving effect to the advance of the Term Loan.

(e)Closing Certificate. The Lenders shall have received in relation to the Borrower a customary closing and secretary’s certificate with attachments in the form attached as Exhibit A hereto.

The execution hereof and the acceptance by the Borrower of any proceeds of the Term Loans shall be deemed to constitute, as of the date of such receipt, a representation and warranty by the Borrower that the conditions in this Section 8 have been satisfied.

Section 9.Representations and Warranties.  In order to induce the Lenders to advance the Term Loan hereunder, the Borrower represents and warrants to the Lenders as follows on the date hereof:

(a)The Borrower is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of organization.

(b)The Borrower has full power and authority to execute and deliver each Loan Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each Loan Document to which the Borrower is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of the Borrower.  The Borrower has duly executed and delivered each Loan Document to which it is a party.

(c)Each Loan Document to which the Borrower is a party constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(d)The execution, delivery and performance by the Borrower of each Loan Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:  (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of the Borrower; or (ii) conflict with or result in any violation or breach of any provision of any applicable law.

(e)The Borrower is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities having jurisdiction, in respect of the conduct of its business.

(f)The Obligations constitute “Senior Debt” as defined in and pursuant to each of the Subordinated Indenture and the Subordinated Guarantee.

Section 10.Affirmative Covenants.  So long as any amount is outstanding under this Agreement:

(a)The Borrower shall at any time or from time to time upon the request of the Required Lenders, execute, acknowledge and deliver such further documents and do such other acts and things as the Required Lenders may reasonably request in order to effect fully the purposes of the Loan Documents, including Section 16 and Section 22 hereof.

(b)The Borrower shall at all times preserve and maintain (i) its existence and (ii) all its material rights, privileges and franchises.

(c)The Borrower shall cause the proceeds of the Term Loans to be used in accordance with Section 5 hereof.

Section 11.Negative Covenants.  So long as any amount is outstanding under this Agreement, the Borrower shall not:

(a)Consolidate with or merge with or into any other Person.

(b)Sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its subsidiaries (taken as a whole) to any Person or group of Persons.

Section 12.Events of Default.  If any of the following events (each an “Event of Default” and more than one such Event of Default, collectively, “Events of Default”) shall occur and be continuing:

(a)the Borrower shall fail to make payment when due, whether at stated maturity, upon the circumstances described in Section 6(b) hereof, by acceleration or otherwise, in whole or in part, of any principal amount of the Term Loan or any interest thereon;

(b)the Borrower shall fail to make payment when due, whether at stated maturity, by acceleration or otherwise, of any fee or other amount (other than any principal amount of the Term Loan or interest thereon) owed to the Lenders in respect of the Term Loan and such payment remains unpaid for a period of ten (10) days after receipt by the Borrower of written notice from the Required Lenders of such failure to pay;

(c)the Borrower shall fail to observe any covenant contained in Section 10(b)(i) or Section 11 of this Agreement;

(d)the Borrower shall fail to observe or perform any other covenant contained in this Agreement or any other Loan Document applicable to it and such failure shall not have been cured within five (5) days after actual knowledge of the same by the Borrower and/or written notice from the Required Lenders describing such failure;

(e)any representation, warranty, certification or other statement made or deemed made by the Borrower herein or in any other Loan Document shall be false in any material respect as of the date made;

(f)the Borrower shall default in the payment when due (after giving effect to any applicable grace periods) of any principal of or interest on any indebtedness in excess of $1,000,000 in the aggregate; or any event specified in any note, agreement, indenture or other document evidencing or relating to any indebtedness in excess of $1,000,000 in the aggregate shall occur if the effect of such event is to cause, or (after giving effect to any applicable grace periods) to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity;

(g)one or more money judgments, writs or warrants of attachment or similar processes in any jurisdiction involving in the aggregate at any time an amount in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower and shall remain undischarged, unvacated, unbonded, unappealed or unstayed for a period of 45 days;

(h)the Borrower shall (i) become insolvent or generally be unable to meet, or admit in writing its inability or unwillingness to meet, its obligations as they generally become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, trustee-in-bankruptcy, administrator, receiver, sequestrator, liquidator, or other custodian, make a general assignment for the benefit of creditors, or commence administration, bankruptcy or rehabilitation proceedings; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, trustee-in-bankruptcy, administrator, receiver, sequestrator, liquidator, or other custodian, and such trustee, receiver, sequestrator, liquidator; or (iv) permit or suffer to exist the commencement of any bankruptcy, rehabilitation, sequestration, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up, liquidation proceeding or sequestration, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief;

(i)at any time after the execution and delivery thereof, any Loan Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obliga tions in accordance with the terms thereof) or shall be declared null and void or (ii) prior to the satisfaction in full of the Obligations, the Borrower shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document; or

(j)a Change of Control shall occur;

THEN, in the case of any Event of Default specified above, the Required Lenders may, (i)(A) by written notice to the Borrower, declare the Obligations to be forthwith due and payable, together with accrued fees and interest, whereupon the same shall become forthwith due and payable, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Borrower, and (B) declare the Lenders’ commitment to make any Term Loan to be terminated, whereupon such commitment shall be terminated; provided that in the case of the Events of Default specified in clause (h) above, without any notice to the Borrower or any other act of the Required Lenders, the Obligations shall automatically become forthwith due and payable, together with accrued interest, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Borrower, and the Lenders’ commitment to make any Term Loan hereunder shall automatically terminate, and (ii) exercise and enforce any and all rights and interests created and existing under the Loan Documents and applicable law against the Borrower.

Section 13.Notices.  Any notice to be given under this Agreement shall be in writing, shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail and shall be deemed to have been duly given when delivered by the recipient at the address for notice set forth opposite its signature below.

Section 14.No Implied Waivers; Remedies Not Exclusive.  No failure by the Lenders to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Lenders of any right or remedy under any document evidencing or in connection with the Obligations preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies specified in this Agreement are cumulative and are not exclusive of any other rights or remedies provided by law.

Section 15.Amendments and Waivers.  Any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and signed by the Required Lenders and the Borrower; provided, any amendment to the amount of the outstanding principal obligations, the interest rate in respect of the Term Loan and/or the Maturity Date shall require the written consent of each Lender affected thereby.  A waiver by the Lenders of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Lenders would otherwise have on any future occasion.

Section 16.Successors and Assigns.  This Agreement shall be binding upon the Borrower and its successors and assigns for the benefit of the Lenders and their successors and assigns, except that the Borrower may not assign, transfer or delegate any of its rights or obliga tions under this Agreement without the prior written consent of each of the Lenders.  No Lender may assign, transfer or delegate to one or more persons or entities (other than an Affiliate) any or all of its rights under this Agreement and the other Loan Documents without the prior written consent of the Borrower.

Section 17.Governing Law; Submission to Jurisdiction.

(a)THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

(b)By execution and delivery of this Agreement, each Lender and the Borrower irrevocably and unconditionally:

(i)submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Loan Document, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, in each case sitting in the Borough of Manhattan, and appellate courts from any thereof;

(ii)consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or to such Lender, as applicable, at its address specified in its signature page hereto or at such other address of which the Lenders or the Borrower, as applicable, shall have been notified pursuant thereto;

(iv)agrees that nothing herein shall (A) affect the right of the Lenders or the Borrower to effect service of process in any other manner permitted by law or (B) limit the right of any party to commence proceedings against or otherwise sue any other party hereto in any other court of competent jurisdiction to enforce any judgment; and

(v)agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or without the United States by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.

Section 18.Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 19.Entire Agreement. The Loan Documents, including, without limitation, this Agreement, embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof.

Section 20.Severability.  Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 21.Usury Savings.  Notwithstanding anything herein to the contrary or otherwise, the Lenders shall never be entitled to receive as interest on the Obligations evidenced hereby any amount in excess of the maximum rate of interest permitted to be charged by Applicable Law.  In the event that the Lenders ever receive any such excess, such amount which would be excessive interest shall be applied to the reduction of the principal sum hereof, and if the principal sum is paid in full, any remaining excess shall forthwith be paid to the Borrower.

Section 22.Expenses; Indemnity.  The Borrower agrees promptly to pay all reasonable and documented out-of-pocket expenses incurred by the Lenders in connection with the administration, enforcement of, or collection under this Agreement and any amendments, modifications or waivers of the provisions hereof, including the reasonable fees, charges and disbursements of counsel.  The Borrower agrees to indemnify (promptly on demand) each Lender and each Affiliate of any Lender, and each of its or their respective partners, trustees, shareholders, officers, directors, employees, advisors, representatives, agents, attorneys, controlling persons or members (collectively, the “Indemnitees”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement and the performance by the parties hereto of their respective obligations hereunder, (ii) the use of the proceeds of the Term Loan or (iii) any claim, action, suit, inquiry, litigation, investigation or other proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Borrower (collectively, the “Indemnified Liabilities”); provided, that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (a) arise from (i) the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s Affiliates or any of its or their respective partners, trustees, shareholders, officers, directors, employees, advisors, representatives, agents, attorneys, controlling persons or members or (ii) a material breach of such Indemnitee’s (or any of its Affiliates, partners, trustees, shareholders, officers, directors, employees, advisors, representatives, agents, attorneys, controlling persons and members) obligations under the Loan Documents, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (b) arise out of any dispute among Indemnitees that did not involve actions or omissions of the Borrower or its Affiliates (other than Indemnitees) or (c) arise in connection with any settlement entered into by such Indemnitee without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Borrower (provided, however, that the foregoing indemnity will apply to any such settlement in the event the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume the defense).  Neither any Lender nor the Borrower shall be responsible or liable to any other party hereunder or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of this Agreement; provided that this sentence shall in no event limit the indemnity obligations of the Borrower pursuant to this Section 22.  The provisions of this Section 22 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations or the invalidity or unenforceability of any term or provision of this Agreement.

Section 23.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 23 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Address for Notice: First Acceptance Corporation 3813 Green Hills Village Drive Nashville, Tennessee 37215 Attention: Treasurer E-mail: MBodayle@acceptanceinsurance.com Fax: 615-523-5883	FIRST ACCEPTANCE CORPORATION, as the Borrower By: /s/ BRENT GAY Name: Brent Gay Title: Senior Vice President and Chief Financial Officer

[Signature Page to Loan Agreement]

Address for Notice: Diamond Family Investments LP c/o Ford Diamond II Corporation 200 Crescent Court, Suite 1350 Dallas, Texas 75201 Attention: President Fax: 214-871-5199	Diamond Family Investments lp By: FORD DIAMOND II CORPORATION, its general partner, as Lender By: /s/ GARY SHULTZ Name: Gary Shultz Title: Vice President

[Signature Page to Loan Agreement]

Schedule 1

Lender	Term Loan
Diamond Family Investments LP	$30,000,000

[EXHIBITS TO LOAN AGREEMENT OMITTED]